Exhibit 10.5

[Letterhead of Dechert]

Mr. Daniel J. Heneghan Chief Financial Officer Intersil Corporation 7585 Irvine Center Drive, Suite 100 Irvine, California 92618	April 17, 2002

Reference:      Retention Bonus

Dear Dan:

            As you well know, Intersil Corporation and Elantec Semiconductor, Inc. have agreed to merge (the “Merger”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated March 10, 2002, among Intersil, Elantec and Echo Acquisition, Inc.

            In consideration your continued employment with Intersil, if you are still employed by Intersil or its subsidiaries on the one (1) year anniversary of the Merger, Intersil agrees to pay you on such date a lump sum payment equal to 50% of your estimated or projected annual cash incentive/performance bonus at target for the fiscal year in which the one (1) year anniversary of the Merger occurs, subject to any applicable withholding of federal, state or local taxes.

            This letter does not constitute a contract for employment or change the status of your employment with Intersil, which shall continue to be governed by your existing employment agreement with Intersil. If the Merger does not occur, this letter shall have no force or effect and shall be void.

            Dan, Intersil appreciates all of your efforts and hard work. Please acknowledge your agreement with the terms of this letter by signing where indicated below; then make a copy for your records and return the original to Steve Moran.

Sincerely, INTERSIL CORPORATION :
By:	/s/ Gregory L. Williams
Gregory L. Williams President & CEO

Acknowledged and Agreed :
/s/ Daniel J. Heneghan
Daniel J. Heneghan Date: 4/25/02